Exhibit 10.6

FIRST AMENDMENT

TO THE

LUTHER BURBANK SAVINGS

AMENDED & RESTATED

SALARY CONTINUATION AGREEMENT

FOR

VICTOR S. TRIONE

THIS FIRST AMENDMENT is adopted this 5th day of December, 2008, by and between LUTHER BURBANK SAVINOS, a California corporation located in Santa Rosa, California (the “Bank”) and VICTOR S. TRIONE (the “Executive”).

The Bank and the Executive executed the Amended and Restated Salary Continuation Agreement on effective as of January 1, 2005 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of updating the Agreement to comply with the recently promulgated final Treasury regulations interpreting Internal Revenue Code Section 409A and changing the early termination benefit. Therefore, the following changes shall be made:

Section 2.2.3 of the Agreement shall be deleted in its entirety and replaced by the following:

2.2.3                      Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age.  The annual benefit shall be distributed to the Executive for twenty (20) years.

Section2. 6 of the Agreement shall be deleted in its entirety and replaced by the following:

2.6                               Change in Form or Timing of Distributions.  For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions.   Any such amendment:

(a)                                                   may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder ;

(b)                                                   must, for benefits distributable under Sections 2.1 and 2.2, be made at least twelve (12) months prior to the first scheduled distribution;

(c)                                                    must, for benefits distributable under Sections 2.1 and 2.2 delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)                                                   must take effect not less than twelve (12) months after the amendment is made.

Sections 8.2 and 8.3 of the Agreement shall be deleted in their entirety and replaced by the following:

8.2                               Plan Termination Generally. Prior to a Change in Control the Bank may unilaterally terminate this Agreement at any time. After a Change in Control, this Agreement may be terminated only by a written agreement signed by the Bank and the Executive. In either event, the amount of the benefit shall be frozen as of the date the Agreement is terminated. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3                               Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a)                                 Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(b)                                 Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-l(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation ·does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination , and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the amount which the Bank has accrued with respect to the Bank’s obligations under Article 2 hereof, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

INWITNESS OF THE ABOVE, the Bank and the Executive hereby consent to this First Amendment.

Executive	LUTHER BURBANK SAVINGS

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